Exhibit 10.4
KANSAS CITY SOUTHERN
EXECUTIVE PLAN

(AS AMENDED AND RESTATED JANUARY 19, 2022)

THIS AMENDED AND RESTATED EXECUTIVE PLAN is executed the day and year hereinafter provided by Kansas City Southern, a corporation organized under the laws of the State of Delaware (“KCS”).

WITNESSETH:

WHEREAS, KCS established on January 18, 1985, the Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan for the purpose of providing additional benefits to certain executives; and

WHEREAS, KCS has amended said plan from time to time and most recently amended and restated the plan as the Kansas City Southern Executive Plan effective January 23, 2018; and

WHEREAS, KCS reserved the power to amend said plan and wishes to exercise that power to amend and restate said plan again as hereinafter provided.

NOW, THEREFORE, KCS hereby amends and restates said plan as the Kansas City Southern Executive Plan (As Amended and Restated January 19, 2022) as set forth herein.

Article 1. Definitions
1.1    “Annual Benefit” shall mean the benefit, if any, determined under the Plan with respect to each calendar year.

1.2    “Annual Benefit Amount” shall mean the amount of a Participant’s Annual Benefit, which, subject to the other provisions of this Plan, shall be a dollar amount equal to 10% of the excess (if any) of (a) the Participant’s Compensation, over (b) the maximum dollar amount of annual compensation that can be taken into account for purposes of determining a participant’s benefit under a qualified retirement plan as set forth under Section 401(a)(17) of the Code. If the amount determined under (b) of this Section 1.2 equals or exceeds the Participant’s Compensation with respect to a calendar year, then the Participant will not receive an Annual Benefit under this Plan with respect to such calendar year.

    1.3    “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.
1.4    “Compensation” shall mean the amount equal to the greater of (a) the aggregate of a Participant’s annual base salary for the applicable calendar year plus the Participant’s compensation earned under the Company’s short-term incentive plan for such year which may be paid in the following year or (b) an amount equal to 145% (or such other percentage as set forth in the Participant’s employment agreement) of the Participant’s annual base salary for the applicable calendar year.

1.5    “Company” shall mean the employer of a Participant, and shall include only KCS, each subsidiary company of KCS that is at least eighty percent (80%) owned by KCS, and any parent of KCS that owns at least eighty percent (80%) of the beneficiary ownership of KCS, and that has been admitted to participate in the Plan upon approval of the Compensation and Organization Committee.

1.6    “Compensation and Organization Committee” or "Committee" shall mean the Compensation and Organization Committee of the Board of Directors of KCS.

1.7    “KCS” shall mean Kansas City Southern, a corporation organized under the laws of the State of Delaware, or any successor entity.

1.8    “Participant” shall mean an employee of a Company who is eligible to participate in the Plan under Article 2.

1.9    “Payment Date” shall mean the date the Annual Benefit is paid as provided in Section 3.2.

1.10    “Plan” shall mean this Kansas City Southern Executive Plan (As Amended and Restated January 19, 2022), as set forth herein and as may be amended from time to time.

Article 2. Eligibility
Eligibility to participate in this Plan shall be limited to any executive of the Company who is designated by the President or Chief Executive Officer of the Company or by the Compensation and Organization Committee as a Participant in this Plan.

Article 3. Benefits
    3.1    Method of Payment of Annual Benefit. Each Participant’s Annual Benefit, if any, shall be paid as a lump-sum cash payment under the provisions of Section 3.3.
    3.2    Time of Payment of Annual Benefit. A Participant’s Annual Benefit, if any, for a calendar year will be paid during the first 2 1/2 months of the calendar year following the calendar year for which the Annual Benefit is earned.
    3.3    No Active Employee Requirement for Cash Payment; Amount of Cash Payment. A Participant does not have to be an active employee of a Company on the Payment Date determined by the Committee under Section 3.2 with respect to an Annual Benefit. The amount of any such cash payment will equal the Annual Benefit Amount of such Annual Benefit.
3.4    Discretion of Compensation and Organization Committee to Cancel Annual Benefit. Notwithstanding any other provisions of this Plan, the Compensation and Organization Committee may, in its sole discretion, prior to the payment of a Participant’s Annual Benefit with respect to a calendar year, cancel the Participant’s Annual Benefit for such calendar year so that the Participant will receive no Annual Benefit under this Plan for such calendar year.

Article 4. Additional Provisions
4.1    No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between any Company and a Participant or any other person.

4.2    Source of Payments. Each Participant, and any other person or persons having or claiming a right to benefits hereunder or to any interest in the Plan through such Participant, shall rely solely on the unsecured promise of the Company as set forth herein and nothing in the Plan shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by any Company or in which any Company has any right, title or interest now or in the future, but such Participant shall have the right to enforce his claim against the Company employing such Participant in the same manner as any unsecured creditor.

4.3    No Assignment. The right of a Participant or any other person to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered in any way.

4.4    Death. If a Participant entitled to an Annual Benefit under this Plan should die prior to the payment of such benefit, then the Participant’s Annual Benefit will be paid in a cash payment determined under Section 3.3 to the beneficiary designated by the Participant under this Plan, if any, but if the Participant has not designated any beneficiary under this Plan then to the beneficiary designated by the Participant, if any, under the Participant's 2022 Restricted Cash Award and Performance Cash Award Agreement (i.e., part of the KCS 2022 Long-Term Incentive program) (the "2022 LTI Award"), and if the Participant has not designated any beneficiary under the 2022 LTI Award, then to the Participant’s estate or to such person or persons entitled to receive the Participant’s estate as determined by the Compensation and Organization Committee. Any such payment shall constitute a complete discharge of the liability of the Company with respect to such payment due under this Plan.

4.5    Incapacity. If the Compensation and Organization Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent or a brother or sister of such person, or to any person deemed by the Compensation and Organization Committee to have incurred expense for such person otherwise entitled to payment. Any such payment shall constitute a complete discharge of the liability of the Company with respect to any payment due under this Plan.

4.6.    Compensation and Organization Committee Powers and Liabilities. The Compensation and Organization Committee in its absolute discretion shall have the full power and authority to interpret, construe and administer this Plan and the Compensation and Organization Committee’s interpretations and construction thereof, and action thereunder, including the determination of the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Compensation and Organization Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

4.7    Benefits Not Treated as Compensation. Any benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any profit sharing plan, pension plan or any other arrangement of any Company for the benefit of its employees.

4.8    Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Delaware, excluding its choice of laws.

4.9    Merger. Each Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

4.10    Amendment. This Plan may be amended at any time and from time to time by the Compensation and Organization Committee; provided, however, that, without the Participant's consent, no such amendment or alteration to this Plan shall reduce any Participant accrued benefit under this Plan as of the date of the amendment or adversely affect the Annual Benefit that a Particpant would otherwise be eligible to accrue during the calendar year in which such amendment is proposed.

4.11    Binding Effect. This Plan shall be binding upon and inure to the benefit of each Company, its respective successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, this amended and restated Plan has been duly executed this 19th day of January, 2022.

KANSAS CITY SOUTHERN
By: /s/ Patrick J. Ottensmeyer
Name: Patrick J. Ottensmeyer
Title: President and CEO